Exhibit 5.1

November 2, 2001

MGE Energy, Inc.
133 South Blair Street
P.O. Box 1231
Madison, Wisconsin 53701

Ladies and Gentlemen:

     In connection with the proposed corporate restructuring pursuant to the Agreement and Plan of Share Exchange dated as of October 31, 2001 (the “Agreement”), between Madison Gas and Electric Company (“MG&E”) and MGE Energy, Inc. (the “Holding Company”), both of which are Wisconsin corporations, in which, among other things, the outstanding shares of common stock of MG&E will be exchanged for an equal number of shares of common stock, $1 par value per share, of the Holding Company (the “Shares”), we have examined:

(a)	the Agreement,

(b)	the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Holding Company with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) with respect to the Shares,

(c)	certain resolutions of the boards of directors of MG&E and the Holding Company,

(d)	the Holding Company’s Articles of Incorporation and Bylaws, and

(e)	such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that, when:

(a)	the Registration Statement shall have become effective under the 1933 Act,

(b)	the Agreement shall have been duly approved by the shareholders of MG&E as contemplated in the Agreement and the Registration Statement, and

MGE Energy, Inc.
November 2, 2001

(c)	Articles of Share Exchange shall have been duly filed in the office of the Wisconsin Department of Financial Institutions as provided in the Agreement, then:

(1)	the Shares will be duly authorized and validly issued, fully paid and non-assessable, and

(2)	the holders thereof will not be subject to personal liability as shareholders, except to the extent provided under Section 180.0622(2)(b) of the Wisconsin Statutes, or any successor provision, which provides that shareholders of a corporation organized under Chapter 180 of the Wisconsin Statutes may be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months service in the case of any individual employee; certain Wisconsin courts have interpreted “par value” to mean the full amount paid by the purchaser of shares upon the issuance thereof.

     We consent to the references to our firm in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the 1933 Act or within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very Truly Yours,

/s/ LAFOLLETTE GODFREY & KAHN